REVISED                                        Exhibit 10.1

November 2, 2009

Mr. Krishnan Anand
4962 Long Island Dr. N.W.
Atlanta, GA 30327

Dear Kandy,

On behalf of Peter Swinburn, President & CEO, I am very pleased to extend our revised offer to you for the position of President, Molson Coors International with Molson Coors Brewing Company based in Metropolitan Denver, Colorado and reporting to Peter effective December 17, 2009.

Base Salary:
Your monthly base compensation will be $33,333.33, which represents an annualized amount of $400,000.

Annual Molson Coors Incentive Plan (MCIP): MCIP currently is a cash bonus plan based on company performance measures and individual performance. Effective January 1, 2010, you will be on the Molson Coors International (MCI) program with a target of 75% of your actual base salary. Currently, fifty percent of your bonus will be dependent on achievement of MCI results, twenty-five percent will be based on worldwide company (Enterprise) performance, and twenty-five percent is based on collective achievement of individual goals by you and your peers on the Company's Executive Leadership Team (ELT). Specific terms of this program are located in the program brochure.

With respect to 2009, you will be guaranteed a bonus of $211,250 intended to replace the
2009 incentive that you will forego as result of leaving your current employer to join Molson Coors. This bonus is payable in March 2010.

Long Term Incentive: You are eligible to and will participate in the Molson Coors LongTerm Incentive (LTI) Plan according to your grade level in the Company. The annual target LTI value is reviewed on an annual basis and set by the Board of Directors.

You will be provided with a hiring grant of 7.000 RSU's granted in the month following your start date and vesting 50% per year. Additionally, you will be granted 26.000 Stock Options in the month following your start date and vesting 33.3% over one year and 66.7% over the second year.

In March of 2010 you will be recommended to the MCBC Board to be granted a Long-Term Incentive (LTI) grant at target level. In 2009, the standard annual LTI award for ELT members consisted of twenty percent Restricted Stock Units, forty percent stock options and forty percent Performance Units, the individual awards being somewhat greater or less than the target value of

$1 million. Your on-going, annual LTI grants are based on Peter's assessment of your individual performance and the Talent Management Review (TMR), and are subject to approval by the Board Compensation and Human Resources Committee.

Executive compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package. Additionally, the type of vehicles used by Molson Coors to fulfill the annual target LTI component of pay are reviewed annually in consideration of compensation objectives and financial impact to the Company. Should any changes be recommended and approved by the Compensation and Human Resources Committee of the Board of Directors for changes in grant levels and/or in LTI vehicles, or in the MCIP program, those changes would apply to you.

Benefits: You will be eligible to participate in the Molson Coors health, welfare and retirements benefits effective your date of hire. Copy of the related brochure summarizing our benefits has been previously provided.

Executive Life Insurance: You will be provided with life insurance commensurate with your membership on the ELT and currently equal to eight times your base pay.

Financial Planning: You will be provided Financial Planning (including tax preparation) assistance in the amount of $10,000 per year. This amount is delivered as supplemental to your monthly salary and does not require expense reporting.

Executive Vacation: Per the Coors vacation policy, you are eligible to receive 200 hours of paid vacation after the first January 1 on payroll. You will continue to receive this amount each year.

Parking: You will receive a monthly parking allowance included in your regular paycheck to offset parking costs in our downtown Denver Company facility. You will also be eligible for a free RTD Eco Pass.

Sports Tickets: Tickets to Broncos, Avalanche, Nuggets and Rockies games may be distributed to you in accordance with the Company's ticket program as it is in effect from time to time.

Relocation: The Company will cover your relocation costs pursuant to the MCBC relocation policies. It is recognized that your relocation will include two current residences (your primary home in Atlanta, GA and your ex-patriot home in Manila). A copy of the applicable relocation policies have been previously provided to you.

Details will be forthcoming from our Relocation Consultant. Upon your arrival a Relocation Consultant will be assigned to assist you in finding your permanent and temporary living accommodations. As part of your acceptance of this offer, please sign the Relocation Agreement previously provided. In order to receive the full benefits of the relocation policy, do not make contact with a real estate agent in either the old or new location before speaking with your Relocation Consultant (do not execute a listing agreement or a home purchase contract) .

Sign-On Bonus: We will provide you with a cash bonus of $175,000, paid to you on or about the next scheduled payroll cycle following the commencement of your employment with Molson Coors Brewing Company. As part of your acceptance of this offer, you will be asked to sign a Hiring Bonus Agreement (previously provided) which requires repayment in the event you voluntarily terminate employment during the first two years.

Termination: In the event of termination of your employment due to death or disability, your long-term incentive awards will be subject to the terms of termination for each grant.

In the event you elect either early or full retirement from Molson Coors Brewing Company, your annual salary will cease as of the date of retirement and you will be eligible for a prorated MCIP award through your last day worked and payable at the same time as awards for other employees. You may also be eligible for continuation of health and welfare benefits under the normal plan provisions.

In the event of your involuntary termination by the Company, other than for cause, prior to
March 31, 2010, you will be paid a severance payment, in the form of a lump sum or a continuation of your base salary equal to $800,000. You will also be paid the 2009 bonus of $211,250 in a lump sum. In addition, all your existing insured benefits (excluding short and long-term disability) and perquisites will be continued for twelve months of the Severance Period or until you find new employment or self-employment whichever occurs first.

In the event of your involuntary termination by the Company, other than for cause, after March 31, 2010, you will be paid a severance payment, in the form of a lump sum or a continuation of your base salary equal to $400,000. You will not be entitled to any compensation on account of lost annual bonus (MCIP) payments for the Severance Period. In addition, all your existing insured benefits (excluding short and long-term disability) and perquisites will be continued during the Severance Period or until you find new employment or self-employment, whichever occurs first.

As a member of the Executive Leadership Team and as a section 16(b) officer of the company, you are eligible for and will be recommended for participation in the Company's Change in Control & Severance protection program. This program is prescribed by the MCBC Board of Directors and provides economic protection in the event of a change in the control of Molson Coors Brewing Company and your employment termination within two years following such change in control. In the main, the economic protection under this program includes, among other provisions, a payment equal to three times the sum of your annual base salary and your target incentive as well as accelerated vesting of your outstanding MCBC granted shares. This program is for the special circumstances associated with a change in the control of the Company and is thus not additive to “normal severance.” You will receive a formal Change in Control & Severance Agreement outlining the specific provisions, terms and definitions m the weeks that follow. A copy of the policy/program for all Company officers was previously provided.

This offer of employment is contingent upon the successful completion of a pre-employment drug screen and an acceptable background verification report (most of which have been completed). In addition, should you accept this offer; you will be required, on or about your commencement date, to sign the non-compete, and confidentiality agreement. You will also be required to complete a Molson Coors Brewing Company Code of Business Ethics and Conduct (copies previously provided) and a Form I-9 verifying your identity and employment eligibility.

We are looking forward to your joining Molson Coors Brewing Company. Please feel free to call or me directly at 303.927.2350 or 303.808.3400, or Peter at 303.927.2323 if you have any questions regarding this offer.

Sincerely,

/s/ Ralph P. Hargrow

cc: Peter Swinburn

Please acknowledge your acceptance of this offer by signing below and returning this letter along with the completed new hire forms by November 5, 2009.

Offer Accepted: /s/ Krishnan (Kandy) Anand

Date: 11/10/09

Legal Fees in Connection with Reviewing and Negotiating the Offer: On condition of your acceptance of our employment offer, the Company will reimburse you for up to $1,000 U.S. for legal fees in connection with his/her legal review and negotiation of our employment offer. Receipts for such reimbursement should be forwarded to me directly.

In the event of any dispute between the Company and the Employee/Participant, whether arising out of or relating to the offer of employment or otherwise, the Participant and the Company hereby agree that such dispute shall be resolved by binding arbitration administered by the American Arbitration Association (''AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of any such proceeding, the proceedings and the costs of the arbitration shall be borne by the Company and subject to the provisions and terms outlined in Section 12(m) of the MOLSON COORS BREWING COMPANY AMENDED AND RESTATED CHANGE IN CONTROL PROTECTION PROGRAM (copy previously provided).

We hope for a mutually rewarding relationship. However, you should know that your employment is “at will”. This means that you may terminate your employment at any time, with or without cause or notice, and we reserve the same right. This “at will” relationship and the terms of your offer as set forth above may not be modified except in writing signed by the Global Chief People Officer of Molson Coors Brewing Company.